As filed with the Securities and Exchange Commission on November 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	23-6858580
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Universal Corporate Center

367 South Gulph Road

P.O. Box 61558

King of Prussia, Pennsylvania 19406-0958

(610) 265-0688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan B. Miller

Chairman of the Board, Chief Executive Officer and President

Universal Health Realty Income Trust

Universal Corporate Center

367 South Gulph Road

P.O. Box 61558

King of Prussia, Pennsylvania 19406-0958

(610) 265-0688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Warren J. Nimetz, Esq.

Manuel G. Rivera, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

(212) 318-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☑
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common shares of beneficial interest, $.01 par value
Preferred shares of beneficial interest, $.01 par value	(4)	(4)	$50,000,000	$2,586.58
Debt securities

(1)	An indeterminate amount of each identified class of securities is being registered as may be issued by Universal Health Realty Income Trust from time to time at indeterminate prices.
(2)	Estimated solely for purposes of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $50,000,000.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting from the filing fee of $6,820 otherwise due herewith a previously paid filing fee of $4,233.42 in respect of $75,867,850 of unsold securities previously registered on the registrant’s registration statement on Form S-3 initially filed on August 13, 2009 (File No. 333-161330).
(4)	Omitted pursuant to General Instruction II.D. of Form S-3.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Subject to completion, dated November 21, 2012

PROSPECTUS

$50,000,000

Common Shares of Beneficial Interest

Preferred Shares of Beneficial Interest

Debt Securities

Universal Health Realty Income Trust from time to time may offer to sell the securities listed above. The preferred shares of beneficial interest and debt securities may be convertible into or exercisable or exchangeable for common or preferred shares of beneficial interest or other securities of Universal Health Realty Income Trust. Our common shares of beneficial interest are quoted on the New York Stock Exchange (NYSE) under the symbol “UHT.”

Universal Health Realty Income Trust may offer and sell these securities directly or to or through one or more underwriters, dealers and/or agents, or directly to purchasers on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

You should consider the risks discussed in “Risk Factors” beginning on page 3 of this prospectus before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012

All references in this prospectus to “we,” “us,” “our” and the “Trust” refer to Universal Health Realty Income Trust. In this prospectus, the term “revenues” does not include the revenues of the unconsolidated limited liability companies (“LLCs”) in which we have various non-controlling equity interests ranging from 33% to 95%. We currently account for our share of the income/loss from these investments by the equity method. As of September 30, 2012, we had investments or commitments in fourteen LLCs, thirteen of which are accounted for by the equity method and one that is currently consolidated in our financial statements. Additionally, during the fourth quarter of 2011, we purchased the third-party minority ownership interests in eleven LLCs of which we previously held non-controlling, majority ownership interests ranging from 85% to 99%. As a result, we now own 100% of each of these entities and began recording their financial results in our financial statements on a consolidated basis during the fourth quarter of 2011.

When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should not assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of any date other than the date mentioned on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may inspect information that we file with The New York Stock Exchange, as well as our SEC filings, at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. We incorporate by reference the following documents we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”:

•	our Current Reports on Form 8-K filed on January 25, 2012, February 6, 2012 and June 11, 2012;

•	our amended Current Report on Form 8-K/A filed on February 1, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and

•

the description of the Trust’s common shares of beneficial interest contained in the Trust’s Current Report on Form 8-K, filed on August 13, 2009, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and

Current Reports on Form 8-K, as well as Proxy Statements. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Universal Health Realty Income Trust

Universal Corporate Center

367 South Gulph Road

P.O. Box 61558

King of Prussia, Pennsylvania 19406-0958

Attention: Chief Financial Officer

(610) 265-0688

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2011, which is on file with the SEC and incorporated by reference in this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement that are not historical factual statements are “forward-looking statements” that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning our possible future results of operations, business and growth strategies, financing plans, expectations that regulatory developments or other matters will not have a material adverse effect on our business or financial condition, our competitive position and the effects of competition, the projected growth of the industry in which we operate, and the benefits and synergies to be obtained from our completed and any future acquisitions, and statements of our goals and objectives, and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “appears,” “projects” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or our good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Such factors include, among other things, the following:

•	a substantial portion of our revenues are dependent upon one operator, Universal Health Services, Inc. (“UHS”);

•

a number of legislative initiatives have recently been passed into law that may result in major changes in the health care delivery system on a national or state level to the operators of our facilities, including UHS. No assurances can be given that the implementation of these new laws will not have a material adverse effect on the business, financial condition or results of operations of our operators;

•	a subsidiary of UHS is our Advisor and our officers are all employees of UHS, which may create the potential for conflicts of interest;

•	lost revenues from purchase option exercises and lease expirations and renewals, loan repayments and other restructuring;

•	the availability and terms of capital to fund the growth of our business;

•	the outcome of known and unknown litigation, government investigations, and liabilities and other claims asserted against us or the operators of our facilities;

•

failure of the operators of our hospital facilities to comply with governmental regulations related to the Medicare and Medicaid licensing and certification requirements could have a material adverse impact on our future revenues and the underlying value of the property;

•

the potential unfavorable impact on our business of deterioration in national, regional and local economic and business conditions, including a continuation or worsening of unfavorable credit and/or capital market conditions, which may adversely affect, on acceptable terms, our access to sources of capital which may be required to fund the future growth of our business and refinance existing debt with near term maturities;

•

further deterioration in general economic conditions which could result in increases in the number of people unemployed and/or insured and likely increase the number of individuals without health insurance; as a result, the operators of our facilities may experience decreases in patient volumes which could result in decreased occupancy rates at our medical office buildings;

•

a worsening of the economic and employment conditions in the United States could materially affect the business of our operators, including UHS, which may unfavorably impact our future bonus rentals (on the UHS hospital facilities) and may potentially have a negative impact on the future lease renewal terms and the underlying value of the hospital properties;

•

real estate market factors, including without limitation, the supply and demand of office space and market rental rates, changes in interest rates as well as an increase in the development of medical office condominiums in certain markets;

•

government regulations, including changes in the reimbursement levels under the Medicare and Medicaid program resulting from, among other things, the various health care reform initiatives being implemented;

•

the issues facing the health care industry that affect the operators of our facilities, including UHS, such as: changes in, or the ability to comply with, existing laws and government regulations; unfavorable changes in the levels and terms of reimbursement by third party payors or government programs, including Medicare (including, but not limited to, the potential unfavorable impact of future reductions to Medicare reimbursements resulting from the recently passed Budget Control Act of 2011, as discussed below) and Medicaid (most states have reported significant budget deficits that have resulted in the reduction of Medicaid funding to the operators of our facilities, including UHS, during each of the last several years, and many states may effectuate further reductions in the level of Medicaid funding due to continued projected state budget deficits); demographic changes; the ability to enter into managed care provider agreements on acceptable terms; an increase in uninsured and self-pay patients which unfavorably impacts the collectability of patient accounts; decreasing in-patient admission trends; technological and pharmaceutical improvements that may increase the cost of providing, or reduce the demand for, health care, and; the ability to attract and retain qualified medical personnel, including physicians;

•

in August, 2011, the Budget Control Act of 2011 (the “2011 Act”) was enacted into law. The 2011 Act imposed annual spending limits for most federal agencies and programs aimed at reducing budget deficits by $917 billion between 2012 and 2021, according to a report released by the Congressional Budget Office. The 2011 Act provides for new spending on program integrity initiatives intended to reduce fraud and abuse under the Medicare program. Among its other provisions, the law established a bipartisan Congressional committee, known as the Joint Select Committee on Deficit Reduction (the “Joint Committee”), which was tasked with making recommendations aimed at reducing future federal budget deficits by an additional $1.5 trillion over 10 years. The Joint Committee was unable to reach an agreement by the November 23, 2011 deadline and, as a result, across-the-board cuts to discretionary, national defense and Medicare spending were implemented which, if triggered, would result in Medicare payment reductions of up to 2% per fiscal year with a uniform percentage reduction across all Medicare programs starting in 2013. We cannot predict whether Congress will attempt to suspend or restructure the automatic budget cuts or what other deficit reduction initiatives may be proposed by Congress. We also cannot predict the effect this enactment will have on operators (including UHS), and, thus, our business;

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three LLCs that own properties in California (one of which was divested subsequent to the third quarter of 2012), in which we have various non-controlling equity interests, could not obtain earthquake insurance at rates which are economically beneficial in relation to the risks covered;

•	competition for our operators from other REITs;

•

the operators of our facilities face competition from other health care providers, including physician owned facilities and other competing facilities, including certain facilities operated by UHS but the real property of which is not owned by us. Such competition is experienced in markets including, but not limited to, McAllen, Texas, the site of our McAllen Medical Center, a 428-bed acute care hospital, and Riverside County, California, the site of our Southwest Healthcare System-Inland Valley Campus, a 130-bed acute care hospital;

•	changes in, or inadvertent violations of, tax laws and regulations and other factors than can affect REITs and our status as a REIT;

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should we be unable to comply with the strict income distribution requirements applicable to REITs, utilizing only cash generated by operating activities, we would be required to generate cash from other sources which could adversely affect our financial condition;

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our majority ownership interests in various LLCs in which we hold non-controlling equity interests. In addition, pursuant to the operating agreements of most of the LLCs (consisting of substantially all of the LLCs that own MOBs in Arizona, Reno, Nevada and California), the third-party member and the Trust, at any time, have the right to make an offer (“Offering Member”) to the other member(s) (“Non-Offering Member”) in which it either agrees to: (i) sell the entire ownership interest of the Offering Member to the Non-Offering Member (“Offer to Sell”) at a price as determined by the Offering Member (“Transfer Price”), or (ii) purchase the entire ownership interest of the Non-Offering Member (“Offer to Purchase”) at the equivalent proportionate Transfer Price. The Non-Offering Member has 60 days to either: (i) purchase the entire ownership interest of the Offering Member at the Transfer Price, or (ii) sell its entire ownership interest to the Offering Member at the equivalent proportionate Transfer Price. The closing of the transfer must occur within 60 days of the acceptance by the Non-Offering Member;

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UHS’s 2010 acquisition of Psychiatric Solutions, Inc. and 2012 acquisition of Ascend Health Corporation have required UHS to substantially increase its level of indebtedness, which could, among other things, adversely affect its ability to raise additional capital to fund operations, limit its ability to react to changes in the economy or its industry and could potentially prevent it from meeting its obligations under the agreements related to its indebtedness. If UHS experiences financial difficulties and, as a result, operations of its existing facilities suffer, or UHS otherwise fails to make payments to us, our revenues will significantly decline;

•	fluctuations in the value of our common shares; and

•	other factors referenced in this prospectus or in our other filings with the SEC.

Given these uncertainties, risks and assumptions, you are cautioned not to place undue reliance on such forward-looking statements. Our actual results and financial condition, including the operating results of our lessees and the facilities leased to subsidiaries of UHS, could differ materially from those expressed in, or implied by, the forward-looking statements.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to publicly update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as may be required by law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

THE TRUST

We are a real estate investment trust, or REIT, that commenced operations in 1986. We invest in health care and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute facilities, surgery centers, childcare centers and medical office buildings. As of September 30, 2012, we have fifty-five real estate investments or commitments located in fifteen states consisting of:

•	seven hospital facilities consisting of three acute care, one behavioral healthcare, one rehabilitation and two sub-acute;

•	forty-four medical office buildings, including fourteen owned by various jointly-owned LLCs, the majority of which are unconsolidated; and

•	four pre-school and childcare centers.

Our executive offices are located at Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406-0958, and our telephone number is (610) 265-0688.

THE TRUST’S RELATIONSHIP TO UHS

UHS’ principal business is owning and operating, through its subsidiaries, acute care hospitals, behavioral health centers, surgical hospitals, ambulatory surgery centers and radiation oncology centers. As of October 31, 2012, UHS owned and/or operated 24 acute care hospitals (excluding Auburn Regional Medical Center that was divested in October, 2012) and 197 behavioral health centers (including 9 facilities acquired from Ascend Health Corporation in October, 2012) located in 36 states, Washington, D.C., Puerto Rico and the U.S. Virgin Islands. As part of its ambulatory treatment centers division, UHS manages and/or owns outright or in partnerships with physicians, 6 surgical hospitals and surgery and radiation oncology centers located in 4 states and Puerto Rico.

As of September 30, 2012, UHS had assets of $7,781,066,000, and, for the nine months ended September 30, 2012, UHS’s net revenues were $5,196,473,000 and net income was $341,387,000. Net revenues from UHS’ acute care hospitals, surgical hospitals, ambulatory surgery centers and radiation oncology centers accounted for 55% and 50% of UHS’ consolidated net revenues during the year ended December 31, 2011 and for the nine months ended September 30, 2012, respectively. Net revenues from UHS’ behavioral health care facilities accounted for 45% and 50% of its consolidated net revenues during the year ended December 31, 2011 and the nine month period ended September 30, 2012, respectively.

Services provided by UHS’ hospitals include general and specialty surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services, pharmacy services and/or behavioral health services. UHS provides capital resources as well as a variety of management services to its facilities, including central purchasing, information services, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

Leases: We commenced operations in 1986 by purchasing properties of certain subsidiaries from UHS and immediately leasing the properties back to the respective subsidiaries. Most of the leases were entered into at the time we commenced operations and provided for initial terms of 13 to 15 years with up to six additional 5-year renewal terms. The current base rentals and lease and rental terms for each facility are provided below. The base rents are paid monthly and each lease also provides for additional or bonus rents which are computed and paid on a quarterly basis based upon a computation that compares current quarter revenue to a corresponding quarter in the base year. The leases with subsidiaries of UHS are unconditionally guaranteed by UHS and are cross-defaulted with one another.

The combined revenues generated from the leases on the UHS hospital facilities comprised approximately 29% and 30% of our consolidated revenues during the three and nine months ended September 30, 2012, respectively, and 55% and 59% of our consolidated revenues during the three and nine months ended September 30, 2011, respectively. The decreases during the third quarter and the first nine months of 2012, as compared to the comparable quarter and nine months of the prior year, were due primarily to the December, 2011 purchase of the third-party minority ownership interests in eleven LLCs in which we previously held non-controlling majority ownership interests (we began recording the financial results of these entities in our financial statements on a consolidated basis at that time) and various acquisitions of medical office buildings (“MOBs”) and clinics completed during 2011 and the first quarter of 2012. Including 100% of the revenues generated at the unconsolidated LLCs in which we have various non-controlling equity interests ranging from 33% to 95%, the leases on the UHS hospital facilities accounted for approximately 21% and 18% of the combined consolidated and unconsolidated revenue for the three month periods ended September 30, 2012 and 2011, respectively, and 21% and 19% of the combined consolidated and unconsolidated revenue for the nine months ended September 30, 2012 and 2011, respectively. In addition, fourteen MOBs, twelve of which are owned by LLCs in which we hold either 100% of the ownership interest or various non-controlling, majority ownership interests, include or will include tenants which are subsidiaries of UHS. The leases to the hospital facilities of UHS are guaranteed by UHS and cross-defaulted with one another.

Pursuant to the Master Lease Document by and among us and certain subsidiaries of UHS, dated December 24, 1986 (the “Master Lease”), which governs the leases of all hospital properties with subsidiaries of UHS, UHS has the option to renew the leases at the lease terms described below by providing notice to us at least 90 days prior to the termination of the then current term. In addition, UHS has rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer. UHS also has the right to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised fair market value. In addition, the Master Lease, as amended during 2006, includes a change of control provision whereby UHS has the right, upon one month’s notice should a change of control of the Trust occur, to purchase any or all of the four leased hospital properties listed below at their appraised fair market value.

The table below details the existing lease terms and renewal options for each of the UHS hospital facilities, giving effect to the above-mentioned renewals:

Hospital Name	Type of Facility	Annual Minimum Rent	End of Lease Term	Renewal Term (years)
McAllen Medical Center	Acute Care	$5,485,000	December, 2016	15	(a)
Wellington Regional Medical Center	Acute Care	$3,030,000	December, 2016	15	(b)
Southwest Healthcare System, Inland Valley Campus	Acute Care	$2,648,000	December, 2016	15	(b)
The Bridgeway	Behavioral Health	$930,000	December, 2014	10	(c)

(a)	UHS has three 5-year renewal options at existing lease rates (through 2031).
(b)	UHS has one 5-year renewal option at existing lease rates (through 2021) and two 5-year renewal options at fair market value lease rates (2022 through 2031).
(c)	UHS has two 5-year renewal options at fair market value lease rates (2015 through 2024).

We are committed to invest up to a total of $8.9 million in equity and debt financing, of which $5.0 million has been funded as of September 30, 2012, in exchange for a 95% non-controlling equity interest in an LLC (Palmdale Medical Properties) that constructed, owns, and operates the Palmdale Medical Plaza, located in Palmdale, California, on the campus of a UHS hospital. This MOB has a triple net, 75% master lease commitment by UHS of Palmdale, Inc., a wholly-owned subsidiary of UHS, pursuant to the terms of which the master lease for each suite will be cancelled at such time that the suite is leased to another tenant acceptable to the LLC and UHS of Palmdale, Inc. This MOB, tenants of which include subsidiaries of UHS, was completed and opened during the third quarter of 2008 at which time the master lease commenced. As of September 30, 2012, the master lease threshold of 75% has not been met. The LLC has a third-party term loan of $6.3 million, which is non-recourse to us, outstanding as of September 30, 2012. This LLC, which is deemed to be a variable interest entity, is consolidated in our financial statements since we are the primary beneficiary.

We are committed to invest up to $6.4 million in equity and debt financing, of which $5.7 million has been funded as of September 30, 2012, in exchange for a 95% non-controlling equity interest in an LLC (Sparks Medical Properties) that owns and operates the Vista Medical Terrace and The Sparks Medical Building, located in Sparks, Nevada, on the campus of a UHS hospital. This LLC has a third-party term loan of $5.2 million, which is non-recourse to us, outstanding as of September 30, 2012. As this LLC is not considered to be a variable interest entity, it is accounted for pursuant to the equity method.

We are committed to invest up to a total of $4.4 million in equity and debt financing, of which $1.7 million has been funded as of September 30, 2012, in exchange for a 95% non-controlling equity interest in an LLC (Texoma Medical Properties) that developed, constructed, owns and operates the Texoma Medical Plaza located in Denison, Texas, which was completed and opened during the first quarter of 2010. This MOB is located on the campus of a newly constructed and recently opened replacement UHS acute care hospital owned and operated by Texoma Medical Center (“Texoma Hospital”), a wholly-owned subsidiary of UHS. Texoma Hospital has committed to lease 75% of this building, pursuant to which the master lease for each suite will be cancelled at such time that the suite is leased to another tenant acceptable to the LLC and Texoma Hospital. It is anticipated that the master lease threshold on this MOB will be met in the near future. This MOB will have tenants that include subsidiaries of UHS. This LLC has a third-party term loan of $12.9 million, which is non-recourse to us, outstanding as of September 30, 2012. As this LLC is not considered to be a variable interest entity, it is accounted for pursuant to the equity method.

Advisory Agreement: UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS, serves as Advisor to us under an Advisory Agreement (the “Advisory Agreement”) dated December 24, 1986. Pursuant to the Advisory Agreement, the Advisor is obligated to present an investment program to us, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to us), to provide administrative services to us and to conduct our day-to-day affairs. All transactions between us and UHS must be approved by the Trustees who are unaffiliated with UHS (the “Independent Trustees”). In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by us. The Advisory Agreement may be terminated for any reason upon sixty days written notice by us or the Advisor. The Advisory Agreement expires on December 31 of each year; however, it is renewable by us, subject to a determination by the Independent Trustees, that the Advisor’s performance has been satisfactory. The Advisory Agreement was renewed for 2012 at the same terms and conditions as 2011.

The Advisory Agreement provides that the Advisor is entitled to receive an annual advisory fee equal to 0.65% of our average invested real estate assets, as derived from our consolidated balance sheet. The average real estate assets for advisory fee calculation purposes exclude certain items from our consolidated balance sheet such as, among other things, accumulated depreciation, cash and cash equivalents, base and bonus rent receivables, deferred charges and other assets. The advisory fee is payable quarterly, subject to adjustment at year-end based upon our audited financial statements. In addition, the Advisor is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of our equity as shown on our consolidated balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. The Advisory Agreement defines cash available for distribution to shareholders as net cash flow from operations less deductions for, among other things, amounts required to discharge our debt and liabilities and reserves for replacement and capital improvements to our properties and investments. No incentive fees were paid during the first nine months of 2012 or 2011 since the incentive fee requirements were not achieved. Advisory fees incurred and paid (or payable) to UHS amounted to $540,000 and $525,000 for the three months ended September 30, 2012 and 2011, respectively, and were based upon average invested real estate assets of $332 million and $323 million for the three-month periods ended September 30, 2012 and 2011, respectively. Advisory fees incurred and paid (or payable) to UHS amounted to $1.6 million and $1.5 million for the nine months ended September 30, 2012 and 2011, respectively, and were based upon average invested real estate assets of $327 million and $303 million for the nine-month periods ended September 30, 2012 and 2011, respectively.

Officers and Employees: Our officers are all employees of UHS and although as of September 30, 2012 we had no salaried employees, our officers do receive stock-based compensation from time-to-time. In recognition of the efforts and contributions of our executive officers in connection with the various previously disclosed acquisitions, divestitures and purchases of third-party minority ownership interests in certain majority-owned limited liability companies, as completed at various times during 2011 and the first quarter of 2012, the Compensation Committee of the Board of Trustees of the Trust recommended, and the Board of Trustees of the Trust approved, one-time, special compensation awards to our executive officers in the form of a cash bonus and/or shares of restricted stock. The cash bonuses were paid and the restricted shares were granted during the second quarter of 2012. The restricted shares are scheduled to vest on the second anniversary of the date of grant.

Share Ownership: As of September 30, 2012 and December 31, 2011, UHS owned 6.2% of our outstanding shares of beneficial interest.

SEC reporting requirements of UHS: UHS is subject to the reporting requirements of the SEC and is required to file annual reports containing audited financial information and quarterly reports containing unaudited financial information. Since the leases on the hospital facilities leased to wholly-owned subsidiaries of UHS comprised approximately 29% and 30% of our consolidated revenues during the three and nine months ended September 30, 2012, respectively, and 55% and 59% of our consolidated revenues during the three and nine months ended September 30, 2011, respectively, and since a subsidiary of UHS is our Advisor, you are encouraged to obtain the publicly available filings for Universal Health Services, Inc. from the SEC’s website at www.sec.gov. These filings are the sole responsibility of UHS and are not incorporated by reference herein.

RATIO OF EARNINGS TO FIXED CHARGES

The following tables set forth our ratio of earnings to fixed charges for the periods indicated on: (i) a basis which includes only the fixed charges reflected on our financial statements, on a consolidated basis, and (ii) a basis which includes the impact of our pro-rata share of the fixed charges incurred by various limited liability companies in which we hold non-controlling equity interests (“Unconsolidated LLCs”). You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Nine months ended September 30, 2012	Twelve months ended December 31,
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges, as reflected on our financial statements, on a consolidated basis (A.)(C.)	2.6	6.5	10.5	9.7	5.8	10.1
Ratio of Earnings to Fixed Charges, including the impact of our pro-rata share of the fixed charges incurred by the Unconsolidated LLCs (B.)(C.)	1.9	1.7	2.0	2.4	1.8	2.3

(A.)	For purposes of computing these ratios, “earnings” is the sum of net income before equity in income of the Unconsolidated LLCs, gains on replacement property recovered from UHS, gain on divestiture of properties owned by unconsolidated LLCs, net, gain on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs, net, plus distributed income from the Unconsolidated LLCs, fixed charges (other than interest that has been capitalized) and amortization of previously capitalized interest.

“Fixed charges” consists of interest expense recorded on our consolidated financial statements (including amortization of loan costs) and interest that has been capitalized.

(B.)	For purposes of computing these ratios, “earnings” is the sum of net income before equity in income of the Unconsolidated LLC’s gains on replacement property recovered from UHS, gain on divestiture of properties owned by unconsolidated LLCs, net, gain on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs, net, plus distributed income from the Unconsolidated LLCs, fixed charges (other than interest that has been capitalized) and amortization of previously capitalized interest recorded on our consolidated financial statements and our pro-rata share of the amortization of previously capitalized interest by the Unconsolidated LLCs.

“Fixed charges” consists of interest expense recorded on our consolidated financial statements (including amortization of loan costs) plus our pro-rata share of the interest expense incurred by the Unconsolidated LLCs (including amortization of loan costs), interest that has been capitalized on the consolidated financial statements and the pro-rata share of the interest capitalized by the unconsolidated LLCs and the pro-rata share of an estimate of the interest element of lease rental expense (one-third of lease rental expense) incurred by the Unconsolidated LLCs.

(C.)	The following amounts were included in our consolidated results of operations for the periods/years indicated and also included in the “earnings” used in computing the ratios for both the consolidated basis and the unconsolidated basis, as reflected above:

	Nine months ended September 30, 2012	Twelve months ended December 31,
(amounts in thousands)		2011	2010	2009	2008	2007
Depreciation and amortization expense resulting from gain recorded in 2011 from fair-value recognition of assets and liabilities in connection with purchase of minority interests in majority-owned LLCs, net	($5,351)	($368)	—	—	—	—
Provision for asset impairment	—	(5,354)	—	—	(4,575)	—

Amounts included in the “earnings” used in computing the ratios for both the consolidated basis and the unconsolidated basis, as reflected on the table above	($5,351)	($5,722)	—	—	($4,575)	—

The following amounts were included in our consolidated results of operations for the periods/years indicated and excluded in the “earnings” used in computing the ratios for both the consolidated basis and the unconsolidated basis, as reflected above:

	Nine months ended September 30, 2012	Twelve months ended December 31,
(amounts in thousands)		2011	2010	2009	2008	2007
Gain on divestiture of properties owned by unconsolidated LLCs, net	$7,375	$35,835	—	—	—	—
Gain on fair-value recognition of assets and liabilities resulting from the purchase of minority interests in majority-owned LLCs, net	—	28,576	—	—	—	—
Gain on replacement property recovered from UHS	—	—	—	—	—	1,748

Amounts excluded in the “earnings” used in computing the ratios for both the consolidated basis and the unconsolidated basis, as reflected on the table above	$7,375	$64,411	—	—	—	$1,748

For the periods indicated above, we did not have any outstanding preferred shares of beneficial interest. Therefore, the ratio of combined fixed charges and preferred share dividends to earnings are identical to the ratios presented in the above table.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement for any offering of securities, the net proceeds, after estimated expenses, received by the Trust from the sale of these securities will be added to the Trust’s general funds. The Trust expects to use the proceeds of any offering of securities for general operating purposes, including working capital, capital expenditures and the repayment of borrowings, or any other purpose that the Trust may specify in the applicable prospectus supplement. Pending such use, the Trust may temporarily invest net proceeds in interest-bearing time deposits or short-term marketable securities.

DESCRIPTION OF THE TRUST’S COMMON SHARES OF BENEFICIAL INTEREST

AND PREFERRED SHARES OF BENEFICIAL INTEREST

Please note that in this section entitled “Description of the Trust’s Common Shares of Beneficial Interest and Preferred Shares of Beneficial Interest,” references to “holders” mean those who own common shares of beneficial interest, also referred to as “common shares,” or preferred shares of beneficial interest, also referred to as “preferred shares,” registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in common shares should also read the section entitled “Legal Ownership and Book-Entry Issuance.”

The following description summarizes the material provisions of the common shares and preferred that we may offer. This description is not complete and is subject to, and is qualified in its entirety by reference to the declaration of trust, as amended and/or restated from time to time, and the amended and restated bylaws, as amended and/or restated from time to time, each of which is incorporated herein by reference, and applicable provisions of Title 8 of the Maryland General Corporation Law. The specific terms of any series of preferred shares will be described in the applicable prospectus supplement. Any series of preferred shares we issue will be governed by our declaration of trust as then in effect, and by articles supplementary related to that series. We will file the articles supplementary with the SEC and incorporate them by reference as an exhibit to our registration statement at or before the time we issue any preferred shares of that series of authorized shares of beneficial interest.

The Trust’s authorized capital stock consists of 100,000,000 shares of beneficial interest, 95,000,000 of which are designated as common shares, par value $0.01 per share, and 5,000,000 of which are designated as preferred shares, par value $0.01 per share.

Common Shares of Beneficial Interest

Except as otherwise determined by the trustees of the Trust with respect to any class of or series of preferred shares, all common shares of beneficial interest will participate equally in distributions payable to shareholders when and as declared by the trustees of the Trust and in net assets available for distribution to shareholders, on liquidation or dissolution, will have one vote per share on all matters submitted to a vote of the Trust’s shareholders and will not have cumulative voting rights in the election of the Trust’s trustees. The common shares offered hereby will be validly issued, fully paid and, except as set forth below, nonassessable by the Trust upon issuance, and will have no preference, conversion, exchange or preemptive rights.

Preferred Shares of Beneficial Interest

No preferred shares are presently outstanding. Up to 5,000,000 preferred shares may be issued from time to time by the Trust’s trustees, without shareholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the trustees in the resolution authorizing their issuance.

The following description of the terms of the preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The preferred shares shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of preferred shares. The terms of any particular series of preferred shares will be described in the prospectus supplement relating to that particular series of preferred shares, including:

•	the number of shares constituting the series and the distinctive designation thereof;

•	the voting rights, if any, of the series;

•

the rate of dividends payable on the series, the time or times when dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of shares and whether the dividends will be cumulative or non-cumulative;

•	whether there shall be a sinking or similar fund for the purchase of shares of the series and, if so, the terms and provisions that shall govern the fund;

•	the rights of the holders of shares of the series upon our liquidation, dissolution or winding up;

•

the rights, if any, of holders of shares of the series to convert their shares into or to exchange the shares for, shares of any other class or classes or any other series of the same or of any other class or classes of shares of beneficial interest of the Trust or any other securities, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which the shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or upon the happening of a specified event and any other terms or conditions of such conversion or exchange; and

•	any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of the series.

The preferred shares offered hereby will be validly issued, fully paid and, except as set forth below, nonassessable by the Trust upon issuance, and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of preferred shares, each series of preferred shares will rank on a parity as to dividends and distributions of assets with each other series of preferred shares. The rights of the holders of each series of preferred shares will be subordinate to those of our general creditors.

Dividend Rights

Holders of preferred shares of each series will be entitled to receive, when, as and if declared by our Board of Trustees, out of funds legally available therefor, cash dividends on the dates and at rates as will be set forth in, or as are determined by the method described in, the prospectus supplement relating to the series of preferred shares. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on our stock books on the record dates fixed by our Board of Trustees, as specified in the prospectus supplement relating to the series of preferred shares.

Dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to the series of preferred shares. If our Board of Trustees fails to declare a dividend payable on a dividend payment date on any series of preferred shares for which dividends are noncumulative, then the holders of the series of preferred shares will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred shares for which dividends are cumulative will accrue from the date on which we initially issue shares of the series.

So long as the shares of any series of preferred shares are outstanding, except as otherwise provided in the prospectus supplement relating to such series, we may not declare any dividends on our common shares or any other stock ranking as to dividends or distributions of assets junior to the series of preferred shares or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any junior shares or make any distribution in respect thereof, whether in cash or property or in obligations or stock, other than junior shares which are neither convertible into, nor exchangeable or exercisable for, any securities other than junior shares:

•

unless, if the preferred shares are cumulative, full dividends for prior dividend periods shall have been paid or declared and set apart for payment on all outstanding preferred shares of the series and all other series of our preferred shares (other than junior shares); and

•

unless we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any preferred shares of the series or of any other series of our preferred shares (other than junior shares).

Liquidation Preference

In the event of any liquidation, dissolution or winding up of us, voluntary or involuntary, the holders of each series of preferred shares will be entitled to receive out of our assets legally available for distribution to shareholders, before any distribution of assets or payment is made to the holders of common shares or any other shares of our beneficial interest ranking junior as to such distribution or payment to such series of preferred shares, the amount set forth in the prospectus supplement relating to such series of preferred shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable with respect to the preferred shares of any series and any other preferred shares (including any other series of the preferred shares) ranking as to any such distribution on a parity with such series of preferred shares are not paid in full, the holders of the preferred shares of such series and of such other preferred shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred shares of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of preferred shares will be entitled to no further participation in any distribution of our assets.

If such payment shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other classes of shares of beneficial interest ranking junior to the preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Redemption

A series of preferred shares may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Preferred shares redeemed by us will be restored to the status of authorized but unissued preferred shares.

In the event that fewer than all of the outstanding shares of a series of the preferred shares are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. From and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the preferred shares called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

So long as any dividends on shares of any series of preferred shares or any other series of preferred shares ranking on a parity as to dividends and distributions of assets with such series of preferred shares are in arrears, no shares of any such series of the preferred shares or such other series of preferred shares will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares. However, the foregoing will not prevent the purchase or acquisition of such preferred shares of such series or of shares of such other series of preferred shares in order to ensure that we continue to meet the requirements for qualification as a REIT for federal and state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred shares of such series and any other shares of beneficial interest ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any preferred shares of such series (except by conversion into or exchange for our shares of beneficial interest) ranking junior to the preferred shares of such series as to dividends and upon liquidation.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares to be redeemed at the address shown on our share transfer books. After the redemption date, dividends will cease to accrue on the preferred shares called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest plus accumulated and unpaid dividends, if any.

Conversion Rights

The terms, if any, on which preferred shares of any series may be exchanged for or converted (mandatorily or otherwise) into common shares or another series of preferred shares will be set forth in the prospectus supplement relating thereto.

Voting Rights

Except as indicated below or in a prospectus supplement relating to a particular series of preferred shares, the holders of the preferred shares will not be entitled to vote for any purpose.

So long as any preferred shares remain outstanding, we will not, without the consent or the affirmative vote of such percentage of the holders of each series of preferred shares outstanding at the time as may be specified in the Articles Supplementary for the preferred shares, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

•

authorize, create or issue, or increase the authorized or issued amount of, any series of shares of beneficial interest ranking prior to such series of preferred shares with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any of our authorized shares of beneficial interest into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•

repeal, amend or otherwise change any of the provisions of our declaration of trust applicable to the preferred shares of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of preferred shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of other series of preferred shares, or any increase in the amount of authorized shares of such series or of any other series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the preferred shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Redemption and Business Combination Provisions

If the Trust’s trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.8% in value of the outstanding shares of beneficial interest (taking into account the constructive ownership rules contained in Sections 318 and 544 of the Internal Revenue Code) has or may become concentrated in the hands of one beneficial owner, the Trust’s trustees shall have the power:

•

by lot or other means deemed equitable by them to call for the purchase from any such shareholder that number of the Trust’s shares of beneficial interest sufficient, in the opinion of the trustees, to maintain or bring the direct or indirect ownership of the Trust’s shares of beneficial interest of such owner to a level equal to 9.8% in value of the outstanding shares; and

•

to refuse to transfer or issue the Trust’s shares of beneficial interest to any person whose acquisition of such shares would cause a person to hold in excess of 9.8% in value of the outstanding shares of beneficial interest.

Any transfer of the Trust’s shares of beneficial interest that would create a direct or indirect owner of more than 9.8% in value of the outstanding shares of beneficial interest shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any of the shares of beneficial interest so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisition are sent by the Trust or, if no such closing sale prices or quotations are available, then the purchase price shall be equal to the net asset value of such shares as determined by the trustees in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Trust’s trustees, the holder of any shares of beneficial interest so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

If any person knowingly holds in excess of 9.8% in value of the outstanding shares of beneficial interest and the Trust loses its qualification as a real estate investment trust under the Internal Revenue Code or becomes a personal holding company, that person would be required to indemnify the Trust for the full amount of any damages and expenses resulting from the loss of its qualification as a real estate investment trust or its becoming a personal holding company. These damages and expenses might include increased corporate taxes, attorneys’ fees and administrative costs.

The declaration of trust permits the trustees to effect any merger or consolidation in accordance with applicable law, except any merger or consolidation with, or any sale, lease, transfer or other disposition of all or any substantial part of the assets of the Trust to, or from, a holder of shares of beneficial interest of the Trust representing, in the aggregate, 5% or more of the total number of votes authorized to be cast by holders of the Trust’s shares of beneficial interest. Business combinations with these related persons must be approved by the affirmative vote of the holders of shares representing at least 95% of the total number of votes authorized to be cast by holders of the Trust’s shares of beneficial interest unless:

•

the trustees by a vote or written consent of all but one of the trustees have expressly approved in advance the acquisition of the outstanding shares of the Trust that caused that person to become a related person or shall have approved the business combination prior to that person having become a related person; or

•	the business combination is solely between the Trust and another trust or the Trust of which 100% of that entity’s voting securities are owned directly or indirectly by the Trust.

Shareholder Liability

Title 8 of the Maryland General Corporation Law provides that a shareholder of a real estate investment trust shall have immunity from personal liability for the obligations of the real estate investment trust. This Title also provides that the declaration of a real estate investment trust may include any provision expanding or limiting the liability of its shareholders for money damages except for limiting the liability of its shareholders to the extent:

•	actual receipt of an improper benefit or profit in money, property or services is proved; or

•	active and deliberate dishonesty is established by a final judgment as being material to the cause of action.

The declaration of trust also provides that the Trust’s shareholders shall not be subject to any liability for the acts or obligations of the Trust and that, as far as practicable, each of the Trust’s written agreements creating an obligation of the Trust shall contain a provision to that effect. With respect to all types of claims in some jurisdictions, tort claims only in other jurisdictions, contract claims where shareholder liability is not disavowed as described above, and claims for taxes and certain statutory liabilities, a shareholder may be held personally liable to the extent that claims are not satisfied by the Trust. The declaration of trust provides that, upon payment of any such liability, the shareholder will be entitled to reimbursement from the Trust’s general assets. There can be no assurance that, at the time any such liability arises, the Trust will have assets sufficient to satisfy this reimbursement obligation. The Trust’s trustees intend to conduct the Trust’s operations, with the advice of counsel, in such a way as to avoid, as far as practicable, the ultimate liability of the Trust’s shareholders. The Trust’s trustees do not intend to provide insurance covering such risks to the Trust’s shareholders.

Transfer Agent and Registrar

Computershare Investor Services acts as transfer agent, registrar and dividend reinvestment agent of the Trust’s common shares.

Trading Market

The Trust’s common shares currently trade on the New York Stock Exchange under the symbol “UHT.”

DESCRIPTION OF DEBT SECURITIES

Please note that in this section entitled “Description of Debt Securities,” references to “holders” mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should also read the section entitled “Legal Ownership and Book-Entry Issuance.”

The following description summarizes the material provisions of our debt securities. The debt securities are to be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”), the form of which has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. This description is not complete and is subject to, and is qualified in its entirety by reference to, the indenture and the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act”.

The particular terms of each series of debt securities that we may offer from time to time will be established in or under a resolution of our board of directors and set forth in an officers’ certificate or a supplemental indenture, and in a form of debt security with respect to that series. We will file such officers’ certificate or supplemental indenture and the form of debt security with the SEC. The prospectus supplement with respect to the series of debt securities we are offering will describe these particular terms and will indicate the extent to which the general terms described below may not apply to that series of debt securities. Whenever particular defined terms of the indenture, as supplemented or amended from time to time, are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus or such prospectus supplement by reference.

General

Our debt securities will be unsecured obligations of ours. The indenture does not limit the amount of debt securities that we may issue under the indenture. We may issue our debt securities at various times in different series, each of which may have different terms.

We expect that the prospectus supplement relating to the particular series of debt securities we are offering will include the following information concerning those debt securities:

•	the title of the debt securities;

•	any limit on the amount of debt securities that we may offer;

•	the price at which we are offering our debt securities. We will usually express the price as a percentage of the principal amount;

•	the maturity date of our debt securities;

•

the interest rate per annum on our debt securities. We may specify a fixed rate or a variable rate, or we may offer debt securities that do not bear interest but are sold at a substantial discount from the amount payable at maturity;

•	the date from which interest on our debt securities will accrue;

•	the dates on which we will pay interest and the regular record dates for determining who is entitled to receive the interest;

•	if applicable, the dates on which or after which, and the prices at which, we are required to redeem our debt securities or have the option to redeem our debt securities;

•	if applicable, any limitations on our right to defease our obligations under our debt securities by depositing cash or securities;

•	the amount that we would be required to pay if the maturity of our debt securities is accelerated, if that amount is other than the principal amount;

•	any additional restrictive covenants or other material terms relating to our debt securities;

•	any additional events of default that will apply to our debt securities; and

•

if we will make payments on our debt securities in any currency other than United States dollars, the currency or composite currency in which we will make those payments. If the currency will be determined under an index, the details concerning such index.

Conversion Rights

The terms, if any, on which debt securities of a series may be exchanged for or converted into common or preferred shares of our beneficial interest, debt securities of another series or other securities will be set forth in the prospectus supplement relating to the series. To protect our status as a REIT, a holder may not convert any debt security, and the debt security is not convertible by any holder, if as a result of the conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of our common shares of beneficial interest.

Global Debt Securities

Unless we specify otherwise in the applicable prospectus supplement, the registered debt securities of a series will be issued only in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or a nominee of the depository. Ownership of beneficial interests in a registered global security will be limited to persons, or participants, that have accounts with the depositary for the registered global security or persons that may hold interests through participants.

Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of those indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under “Legal Ownership and Book-Entry Issuance.”

Payments on Debt Securities

We will make payments on our debt securities at the office or agency we will maintain for that purpose, which will be the Corporate Trust Office of the trustee in New York, New York unless we indicate otherwise in the prospectus supplement, or at such other places and at the respective times and in the manner as we designate in the prospectus supplement.

Covenants

Unless we otherwise specify in the prospectus supplement, there are not any covenants in the indenture or our debt securities that would protect you against a highly leveraged or other transaction involving us that may adversely affect you as a holder of our debt securities. If there are provisions that offer such protection, they will be described in the prospectus supplement.

We may not consolidate or merge or sell or convey all or substantially all of our assets unless the surviving person, if it is not us, is a domestic person and assumes our obligations under our debt securities and the indenture and unless, under the indenture, there is no event of default (defined below) immediately after the transaction.

Any additional covenants that we agree to with respect to a series of the debt securities will be set forth in the prospectus supplement or related pricing supplement.

Events of Default, Notice and Waiver

An event of default in respect of any series of our debt securities means:

(1)	our failure to pay any interest on that series within 30 days of when that interest is due;

(2)	our failure to pay any principal, sinking fund installment or analogous obligation on that series when due;

(3)	our failure to perform any other agreement in our debt securities of that series or the indenture, other than an agreement relating solely to another series of our debt securities, for 90 days after written notice of the breach or default;

(4)	acceleration of our indebtedness aggregating more than $5,000,000;

(5)	our failure to discharge any judgment of $5,000,000 or more within 60 days after the judgment becomes final and nonappealable; and

(6)	certain events of our bankruptcy, insolvency and reorganization.

If an event of default described in (1), (2) or (3) above (if the event of default under (3) above is with respect to less than all series of debt securities then outstanding) occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of a series may declare the principal and accrued interest, if any, of all securities of that series to be due and payable. If an event default described in (3) (if the event of default under (3) above is with respect to all series of securities then outstanding), (4) or (5) above occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of all series may declare the principal and accrued interest, if any, of all the outstanding debt securities to be due and payable.

Within 90 days after a default in respect of any series of our debt securities, the trustee must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it in good faith determines that withholding is in the interest of such holders. The term “default” means, for this purpose, the happening of any event of default, disregarding any grace period or notice requirement.

Before the trustee is required to exercise rights under the indenture at the request, order or direction of holders, it is entitled to be indemnified by such holders, subject to its duty, during an event of default, to act with the required standard of care.

If any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series (with each series voting as a separate class) may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of that series.

We must file an annual certificate with the trustee that we are in compliance with conditions and covenants under the indenture.

The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of that series, or the holders of a majority of all outstanding debt securities voting as a single class, on behalf of the holders of all outstanding debt securities may waive some past defaults or events of default, or compliance with certain provisions of the indenture, but may not waive among other things an uncured default in payment of interest or principal.

Modification or Amendment of the Indenture

If we receive the consent of the holders of a majority in principal amount of the outstanding debt securities affected, we may enter into supplemental indentures with the trustee that would:

•	add, change or eliminate provisions in the indenture; or

•	change the rights of the holders of our debt securities.

However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of those holders:

•	change the final maturity;

•	reduce the principal amount or any premium;

•	reduce the interest rate or extend the time of payment of interest;

•	reduce any amount payable on redemption or provable in bankruptcy reduce the amount of the principal of an original issue discount security that would be payable on acceleration;

•	impair or affect the right of any holder to institute suit for payment;

•	change any right of the holder to require repayment; or

•	reduce the requirement for majority approval of supplemental indentures.

Satisfaction and Discharge of Indenture

The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations including, among other things, our obligation to pay the principal of or interest, if any, on any debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, and interest, if any, on all of the debt securities of that series or the deposit with the trustee of an amount of cash sufficient for the payment or redemption, in accordance with the indenture.

Defeasance

The indenture includes provisions allowing defeasance that we may choose to apply to our debt securities of any series. If we do so, we must deposit with the trustee or another trustee money or U.S. government obligations (or combination thereof) sufficient to make all payments on those debt securities. If we make such a deposit with respect to your debt securities, we may elect:

•

to be discharged from all our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (“defeasance”); or

•	to be released from covenants with respect to your debt securities that we may specify in accordance with the indenture (“covenant defeasance”).

In order to exercise defeasance, we must deliver to the trustee an opinion of our counsel stating that we have received, or that there has been a publication of, an Internal Revenue Service ruling, or that there has been a change in applicable U.S. federal income tax law, and that as a result of such ruling or change in law, the holders of our debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred. In order to exercise covenant defeasance, we must deliver to the trustee an opinion of our counsel stating that the holders of our debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same time as would have been the case if such covenant defeasance had not occurred. There are additional conditions to defeasance or covenant defeasance which are described in the indenture.

Governing Law and Consent to Jurisdiction

The indenture is and the debt securities issued thereunder will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The indenture contains certain limitations on the rights of the trustee should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us. However, if the trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act.

The indenture provides that, in case an event of default should occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First, we describe the difference between legal ownership and indirect ownership of registered securities. Then, we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

Each security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors (i.e., persons or institutions purchasing securities in the offering to which a prospectus supplement relates) in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We will issue each security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under the indenture with respect to our debt securities, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations as well as the obligations of any trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend an indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•

whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or stock purchase contract or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

We will issue each security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or their nominees, which we select. A financial institution that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as DTC;

•	a financial institution holding the securities on behalf of Euroclear;

•	a financial institution holding the securities on behalf of Clearstream; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in the applicable prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary, those of the investor’s financial institution (e.g., Euroclear and Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “—Who is the Legal Owner of a Registered Security—Legal Holders” above;

•	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies and those of any participant in the depositary’s system or other intermediary (e.g., Euroclear or Clearstream, if DTC is the depositary) through which that institution holds security interests, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee will have no responsibility for any aspect of the depositary’s policies or actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities (including Euroclear and Clearstream, if you hold through them when the depositary is DTC) may also have their own policies affecting payments, notices and other matters relating to the securities. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who is the Legal Owner of a Registered Security.”

The special situations for termination of a global security are as follows:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for that global security, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 60 days;

•	we order in our sole discretion that such global security will be transferable, registrable and exchangeable; or

•	in the case of a global security representing debt securities or warrants issued under an indenture, an event of default has occurred with regard to that global security and is continuing.

If a global security is terminated, only the depositary, and neither we, the trustee for any debt security, the warrant agent for any warrants or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

As long as any global security is held by Euroclear or Clearstream, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system.

If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

If Euroclear or Clearstream is the depositary for a global security, or if DTC is the depositary for a global security and Euroclear and Clearstream hold interests in the global security as participants in DTC, then Euroclear and Clearstream will hold interests in the global security on behalf of the participants in their systems.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, notices and other communications and deliveries involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems, and wish to transfer their interests, or to receive or make a payment or delivery with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax considerations regarding our election to be taxed as a REIT and the ownership and disposition of certain of the securities offered by this prospectus. This summary is based on current law, is for general information only and is not tax advice. The anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

This summary assumes that the securities offered by this prospectus are held as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). Your tax treatment will vary depending on the terms of the specific securities that you acquire, as well as your particular situation. The material United States federal income tax considerations relevant to your ownership of the particular securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. This discussion does not purport to deal with all aspects of taxation that may be relevant to holders in light of their personal investment or tax circumstances, or to holders who receive special treatment under the United States federal income tax laws except to the extent discussed specifically herein. Holders of securities offered by this prospectus receiving special treatment include, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker or dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	expatriates and certain former citizens or long-term residents of the United States;

•	tax-exempt organizations;

•	persons who are subject to the alternative minimum tax;

•	persons who hold their securities offered by this prospectus as a position in a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction;

•	persons deemed to sell their securities offered by this prospectus under the constructive sale provisions of the Internal Revenue Code;

•	persons that are S-corporations, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities;

•	U.S. holders (as defined below) that have a functional currency other than the United States dollar; or

•	except to the extent specifically discussed below, non-U.S. holders (as defined below).

In addition, this discussion does not address any state, local or foreign tax consequences of ownership of the securities offered by this prospectus or our election to be taxed as a REIT.

The information in this summary is based on:

•	the Internal Revenue Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the Internal Revenue Service that we qualify as a REIT, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

The summary below is for general information only and is not tax advice. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of the securities offered by this prospectus, including the United States federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for United States federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of the Trust

General

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1986. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1986. We currently intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of ownership of beneficial interest in the Trust. Accordingly, no assurance can be given that we have been organized and have operated or will continue to be organized and operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding Treasury Regulations that relate to the qualification and taxation of a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the United States federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury Regulations, and related administrative and judicial interpretations thereof.

Fulbright & Jaworski L.L.P. has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Fulbright & Jaworski L.L.P. has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 1986, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of ownership of beneficial interest in the Trust, the results of which have not been and will not be reviewed by Fulbright & Jaworski L.L.P. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. See

“—Failure to Qualify.” Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Fulbright & Jaworski L.L.P. has no obligation to update its opinion subsequent to its date.

Provided we qualify for taxation as a REIT, we generally will not be required to pay United States federal corporate income taxes on our REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation generally is required to pay tax at the corporate level. Double taxation generally means taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. We will be required to pay United States federal income tax, however, as follows:

•	We will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

If we have: (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election to treat the property as foreclosure property is in effect.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (ii) the amount by which 95% of our gross income (90% for our taxable years ended on or prior to December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•

We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

•

If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred.

•

Certain of our properties are owned partially through a “taxable REIT subsidiary.” To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. A taxable REIT subsidiary pays tax at regular corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if earned by us directly. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation but for special Internal Revenue Code provisions applicable to REITs;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding shares of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6) the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our declaration of trust provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. See “—Failure to Qualify.” If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships and Limited Liability Companies

We own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retains the same character in our hands, including for purposes of satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. A brief summary of the rules governing the United States federal income taxation of partnerships and their partners is included below in “—Tax Aspects of the Partnerships.” The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. We are a limited partner or non-managing member in certain partnerships and limited liability companies. If any such a partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In that case, unless we were entitled to relief, as described below, we would fail to qualify as a REIT.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•

First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, from (a) certain investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or (b) some types of temporary investments; and

•

Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into on or after January 1, 2005, and certain foreign currency gains recognized after July 30, 2008, from the real property investments described above, dividends, interest and gain from the sale or disposition of shares or securities, or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

We, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that also is our taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock;

•

Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent we receive under the lease. If this condition is not met, then the portion of rent attributable to the personal property will not qualify as “rents from real property;” and

•

We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the Internal Revenue Service will agree with our determinations of value.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of the Trust—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. We do not currently own a “qualified REIT subsidiary,” but if we acquire one, our gain would also include any gain realized by our qualified REIT subsidiary. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Asset Tests

At the close of each calendar quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets, including our allocable share of the assets held by the partnerships and other entities treated as partnerships for United States federal income tax purposes in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class and except for certain investments in other REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets.

Fourth, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

Fifth, with respect to taxable years beginning after December 31, 2000, we may not own more than 10% of the total value of any one issuer’s outstanding securities, except securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Sixth, commencing with our taxable years beginning on or after January 1, 2009, not more than 25% (20% for taxable years beginning on or after January 1, 2001 and ending on or before December 31, 2008) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The asset tests described above must be satisfied at the close of each calendar quarter of our taxable year. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values unless we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company which owns such securities), or acquire other assets. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within 30 days after the close of any calendar quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer. If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would cease to qualify as a REIT. See “—Failure to Qualify” below.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of our non-cash income over 5% of our “REIT taxable income” as described below.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveling of stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to our existing shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every shareholder of the class of beneficial interest to which a distribution is made must be treated the same as every other shareholder of that class, and no class of beneficial interest may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

We anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may be required to borrow funds to pay cash dividends or we may be required to pay dividends in the form of taxable share dividends in order to meet the distribution requirements.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, distributions declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our shareholders on December 31 of the year in which they are declared.

Failure to Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to our shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to our shareholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and individuals may be eligible for preferential tax rates on any qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

General

We own, directly or indirectly, interests in various partnerships and limited liability companies which are treated as partnerships or disregarded entities for United States federal income tax purposes and may own interests in additional partnerships and limited liability companies in the future. Our ownership interests in such partnerships and limited liability companies involve special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships or disregarded entities, as opposed to associations taxable as corporations, for United States federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of the Trust—Asset Tests” and “—Taxation of the Trust—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not organized or otherwise required to be treated as a corporation (an “eligible entity”) may elect to be taxed as a partnership or disregarded entity for United States federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for United States federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership or disregarded entity for federal income tax purposes unless it elects otherwise. All of the partnerships and limited liability companies in which we own an interest intend to claim classification as partnerships or disregarded entities under these Treasury Regulations. As a result, we believe that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for United States federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction

A partnership or limited liability company agreement generally will determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners or members. If an allocation is not recognized for United States federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the entities treated as partnerships in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations.

Tax Allocations with Respect to the Properties

Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. This could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were acquired in a cash purchase, and could cause us to be allocated taxable gain upon a sale of the contributed properties in excess of the economic or book income allocated to us as a result of such sale. These adjustments could make it more difficult for us to satisfy the REIT distribution requirements.

Other Tax Consequences

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our holders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the United States federal income tax consequences discussed above. In addition, a holder’s state and local tax treatment may not conform to the United States federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Taxation of Holders of Our Shares

The following summary describes certain of the United States federal income tax consequences of owning and disposing of our shares.

Taxable U.S. Shareholders Generally

If you are a “U.S. holder,” as defined below, this section applies to you. Otherwise, the section entitled, “Non-U.S. Shareholders,” applies to you.

Definition of U.S. Holder

A “U.S. holder” is a beneficial holder of shares of beneficial interest or a beneficial holder of debt securities who is:

•	an individual citizen or resident of the United States;

•

a corporation, partnership, limited liability company or other entity taxable as a corporation or partnership for United States federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Distributions Generally

Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than capital gain dividends and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate taxpayers.

To the extent that we make distributions on our shares in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in its shares by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain dividends paid in our shares, including dividends partially paid in our common shares and partially paid in cash that comply with recent Internal Revenue Service guidance, will be taxable to recipient U.S. shareholders to the same extent as if paid in cash.

Capital Gain Dividends

Dividends that we properly designate as capital gain dividends will be taxable to taxable U.S. holders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed our actual net capital gain for the taxable year. These dividends may be taxable to non-corporate U.S. holders at a 15% or 25% rate. See “—Tax Rates” below. U.S. holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•

in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of shares and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the U.S. holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Shares

If a U.S. holder sells or disposes of our shares to a person other than us, it will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the

U.S. holder has held the shares for more than one year at the time of such sale or disposition. If, however, a U.S. holder recognizes loss upon the sale or other disposition of our shares that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Redemption of Our Shares

A redemption of our shares will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. holder;

•	results in a “complete termination” of the U.S. holder’s share ownership in the Trust; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder;

•	all within the meaning of Section 302(b) of the Internal Revenue Code.

In determining whether any of these tests have been met, shares, including common shares and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time of the redemption, U.S. holders are advised to consult their tax advisors to determine the appropriate tax treatment.

If a redemption of our shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A U.S. holder’s adjusted basis in the redeemed shares for tax purposes will be transferred to its remaining shares, if any. If a U.S. holder owns no other shares, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

If a redemption of our shares is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described above under “—Dispositions of Our Shares.”

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is currently 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is currently 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, and, therefore, will be subject to tax at ordinary income rates (generally, a maximum rate of 35%), except (1) to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), (2) to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year), or (3) to dividends properly designated by the REIT as “capital gain dividends.” The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income (generally, a maximum rate of 39.6%). In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, for taxable years beginning after December 31, 2012, certain individuals, estates and trusts will be subject to a 3.8% Medicare Tax on capital gains and dividends.

Backup Withholding

We report to our U.S. holders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service on a timely basis. In addition, we may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status. See “—Non-U.S. Shareholders.”

Tax-Exempt Shareholders

Dividend income from us and gain arising upon a sale of our shares generally will not be unrelated business taxable income to a tax-exempt holder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt holder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from United States federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of limitations on the transfer and ownership of shares contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our holders. However, because our shares are publicly traded, we cannot guarantee that this will always be the case.

Non-U.S. Shareholders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our shares by non-U.S. holders. The term “non-U.S. holder” means a beneficial owner of a share of beneficial interest that is not a U.S. holder. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge

non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and United States foreign income tax laws on the acquisition, ownership, and disposition of our shares, including any reporting requirements.

Distributions Generally

Distributions (including certain dividends paid in our shares) that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the “effectively connected income” exemption. Dividends that are treated as effectively connected with a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the non-U.S. holder’s adjusted basis in our shares, but rather will reduce the non-U.S. holder’s adjusted basis of such common shares. To the extent that these distributions exceed a non-U.S. holder’s adjusted basis in our shares, they will give rise to gain from the sale or exchange of such shares. The tax treatment of this gain is described below.

For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. As a result, except with respect to certain distributions attributable to the sale of United States real property interests described below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests

Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

•

the investment in our shares is treated as effectively connected with the non-U.S. holder’s United States trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the Internal Revenue Service 35% (or 15% to the extent provided in Treasury Regulations) of any distribution to a non-U.S. holder that we designate as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided in Treasury Regulations) of a distribution to the non-U.S. holder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder’s United States federal income tax liability. However, any distribution with respect to any class of shares which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of shares at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated in the same manner as ordinary dividend distributions.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common shares held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent of the non-U.S. holder’s proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

Sale of Our Shares

Gain recognized by a non-U.S. holder upon the sale or exchange of our shares generally will not be subject to United States federal income taxation unless such shares constitutes a United States real property interest within the meaning of FIRPTA. Our shares will not constitute a United States real property interest so long as we are a domestically-controlled qualified investment entity. A domestically-controlled qualified investment entity includes a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we have been a domestically-controlled qualified investment entity. Even if we have been a domestically-controlled qualified investment entity, because our shares of beneficial interest are publicly traded, no assurance can be given that we will continue to be a domestically-controlled qualified investment entity.

Notwithstanding the foregoing, gain from the sale or exchange of our shares not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in our shares is treated as effectively connected with the non-U.S. holder’s United States trade or business or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In general, even if we are a domestically controlled qualified investment entity, upon disposition of our shares (subject to the 5% exception applicable to “regularly traded” shares described above), a non-U.S. holder may be treated as having gain from the sale or exchange of United States real property interest if the non-U.S. holder (1) disposes of our shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire other shares of ours during the 61-day period beginning with the first day of the 30-day period described in clause (1). Non-U.S. holders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our common shares.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. holder sells or exchanges our shares, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a United States real property interest if:

(1) our shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as the NYSE; and

(2) such non-U.S. holder owned, actually and constructively, 5% or less of our shares throughout the applicable testing period.

If gain on the sale or exchange of our shares were subject to United States taxation under FIRPTA, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if our shares are not then traded on an established securities market, the purchaser of the common shares would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price. If amounts withheld on a sale, redemption, repurchase, or exchange of our common shares exceed the holder’s substantive tax liability resulting from such disposition, such excess may be refunded or credited against such non-U.S. holder’s United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service on a timely basis. Amounts withheld on any such sale, exchange or other taxable disposition of our common shares may not satisfy a non-U.S. holder’s entire tax liability under FIRPTA, and such non-U.S. holder remains liable for the timely payment of any remaining tax liability.

Backup Withholding Tax and Information Reporting

Generally, we must report annually to the Internal Revenue Service the amount of dividends paid to a non-U.S. holder, such non-U.S. holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds from the disposition of shares made to a non-U.S. holder may be subject to information reporting and backup withholding unless such non-U.S. holder establishes an exemption, for example, by properly certifying its non-United States status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

For taxable years beginning after December 31, 2013, if certain disclosure requirements related to United States accounts or ownership are not satisfied, a United States withholding tax at a 30% rate will be imposed on dividends received by (i) U.S. holders that own their common shares through foreign accounts or foreign intermediaries and (ii) certain non-U.S. holders. In addition, for taxable years beginning after December 31, 2016, if certain disclosure requirements related to United States accounts or ownership are not satisfied, a United States withholding tax at a 30% rate will be imposed on proceeds of sale in respect of our common shares received by (i) U.S. holders that own their common shares through foreign accounts or foreign intermediaries and (ii) certain non-U.S. holders. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, United States withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Taxation of Holders of Our Debt Securities

The following summary describes certain of the principal United States federal income tax consequences of owning and disposing of our debt securities. This discussion assumes the debt securities will be issued without original issue discount, sometimes referred to as “OID.” If one or more series of debt securities are issued with OID, disclosure concerning the tax considerations arising therefrom will be included with the applicable prospectus supplement.

Taxable U.S. Holders of Our Debt Securities

Stated Interest

U.S. holders generally must include interest on the debt securities in their United States federal taxable income as ordinary income:

•	when it accrues, if the U.S. holder uses the accrual method of accounting for United States federal income tax purposes; or

•	when the U.S. holder actually or constructively receives it, if the U.S. holder uses the cash method of accounting for United States federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of the Debt Securities

Unless a nonrecognition provision applies, U.S. holders must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a debt security. The amount of gain or loss equals the difference between (i) the amount the U.S. holder receives for the debt security in cash or other property, valued at fair market value, less the amount thereof that is attributable to accrued but unpaid interest on the debt security and (ii) the U.S. holder’s adjusted tax basis in the debt security. A U.S. holder’s initial tax basis in a debt security generally will equal the price the U.S. holder paid for the debt security.

Gain or loss generally will be long-term capital gain or loss if at the time the debt security is disposed of it has been held for more than one year. Otherwise, it will be a short-term capital gain or loss.

Payments attributable to accrued interest which have not yet been included in income will be taxed as ordinary interest income and subject to ordinary income rates (generally, a maximum rate of 35%). The maximum United States federal income tax rate on long-term capital gain on most capital assets held by an individual is currently 15%. The United States federal income tax laws relating to this 15% tax rate are scheduled to “sunset” or revert to provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the capital gains tax rate will be increased to 20% and the rate applicable to ordinary interest income will be increased to the tax rate then applicable to ordinary income (generally, a maximum rate of 39.6%). The deductibility of capital losses is subject to limitations. In addition, for taxable years beginning after December 31, 2012, certain individuals, estates and trusts will be subject to a 3.8% Medicare Tax on capital gains and interest income.

Information Reporting and Backup Withholding

Under Section 3406 of the Internal Revenue Code and the Treasury Regulations, backup withholding at the applicable statutory rate may apply when a U.S. holder receives interest payments on a debt security or proceeds upon the sale or other disposition of a debt security. Certain U.S. holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to a U.S. holder who provides his or her social security or other taxpayer identification number in the prescribed manner unless:

•	the Internal Revenue Service notifies us or our paying agent that the taxpayer identification number provided is incorrect;

•

the U.S. holder fails to report interest and dividend payments received on the U.S. holder’s tax return and the Internal Revenue Service notifies us or our paying agent that backup withholding is required; or

•	the U.S. holder fails to certify under penalty of perjury that backup withholding does not apply.

A U.S. holder of debt securities who provides us or our paying agent with an incorrect taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. If backup withholding does apply, the U.S. holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the U.S. holder’s United States federal income tax liability as long as the U.S. holder provides the required information to the Internal Revenue Service on a timely basis. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

We will be required to furnish annually to the Internal Revenue Service and to holders of debt securities information relating to the amount of interest paid on the debt securities, and that information reporting may also apply to payments of proceeds from the sale of the debt securities to those holders. Some U.S. holders, including corporations, financial institutions and certain tax-exempt organizations, generally are not subject to information reporting.

Non-U.S. Holders of Our Debt Securities

This section applies to you if you are a non-U.S. holder of the debt securities. The term “non-U.S. holder” means a beneficial owner of a debt security that is not a U.S. holder.

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest

Interest paid to a non-U.S. holder will not be subject to United States federal income taxes or withholding tax if the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, and the non-U.S. holder:

•	does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting shares;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Internal Revenue Code;

•	is not a bank that received such debt securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

provides the appropriate certification as to the non-U.S. holder’s status. A non-U.S. holder can generally meet this certification requirement by providing a properly executed Internal Revenue Service Form W-8BEN or appropriate substitute form to us or our paying agent. If the debt securities are held through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder may be required to provide appropriate documentation to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If a non-U.S. holder does not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest effectively connected with a United States trade or business, however, would not be subject to a 30% withholding tax so long as the non-U.S. holder provides us or our paying agent an adequate certification (currently on Internal Revenue Service Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if the payment of interest is effectively connected with a foreign corporation’s conduct of a United States trade or business, that foreign corporation may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, a non-U.S. holder must provide a properly executed Internal Revenue Service Form W-8BEN before the payment of interest and a non-U.S. holder may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, Exchange or Other Taxable Disposition of Debt Securities

Non-U.S. holders generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a debt security, unless either of the following is true:

•	the non-U.S. holder’s investment in the debt securities is effectively connected with the conduct of a United States trade or business; or

•

the non-U.S. holder is a nonresident alien individual holding the debt security as a capital asset, is present in the United States for 183 or more days in the taxable year within which the sale, redemption or other disposition takes place, and certain other requirements are met.

For non-U.S. holders described in the first bullet point above, the net gain derived from the retirement or disposition of the debt securities generally would be subject to United States federal income tax at the rates applicable to United States persons generally (or lower applicable treaty rate). In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the debt security is effectively connected with the foreign corporation’s conduct of a United States trade or business. Non-U.S. holders described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the retirement or disposition of their debt securities, which may be offset by United States source capital losses, even though non-U.S. holders are not considered residents of the United States.

Backup Withholding and Information Reporting

No backup withholding or information reporting will generally be required with respect to interest paid to non-U.S. holders of debt securities if the beneficial owner of the debt security provides the certification described above in “Non-U.S. Holders of Our Debt Securities—Payments of Interest” or is an exempt recipient and, in each case, we do not have actual knowledge or reason to know that the beneficial owner is a United States person.

Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a debt security effected outside the United States by a foreign office or a foreign broker (as defined in applicable Treasury Regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a debt security effected outside the United States by such a broker if it:

•	is a United States person, as defined in the Internal Revenue Code;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

Payment of the proceeds of any sale by a non-U.S. holder of a debt security effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the holder or beneficial owner of the debt security provides the certification described above in “Non-U.S. Holders of Our Debt Securities—Payments of Interest” or otherwise establishes an exemption from back-up withholding.

Non-U.S. holder of debt securities should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payments to a non-U.S. holder under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

For taxable years beginning after December 31, 2013, if certain disclosure requirements related to United States accounts or ownership are not satisfied, a United States withholding tax at a 30% rate will be imposed on interest payments received by (i) U.S. holders that own their debt securities through foreign accounts or foreign intermediaries and (ii) certain non-U.S. holders. In addition, for taxable years beginning after December 31, 2016, if certain disclosure requirements related to United States accounts or ownership are not satisfied, a United States withholding tax at a 30% rate will be imposed on proceeds of sale in respect of our debt securities received by (i) U.S. holders that own their debt securities through foreign accounts or foreign intermediaries and (ii) certain non-U.S. holders. Pursuant to proposed Treasury Regulations, the withholding tax will apply to payments with respect to debt instruments issued or significantly modified after December 31, 2012. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, United States withholding taxes with respect to such interest and proceeds will be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

PLAN OF DISTRIBUTION

We may offer and sell the securities from time to time as follows:

•	through agents;

•	to or through dealers or underwriters;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to other purchasers; or

•	through a combination of any of these methods of sale.

In addition, the securities may be issued as a dividend or distribution or in a subscription rights offering to existing holders of securities. In some cases, we may also repurchase securities and reoffer them to the public by one or more of the methods described above.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at prices determined by an auction process; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best- efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing securityholders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. Additionally, before the expiration date for the subscription rights, the standby underwriters may offer the securities, including securities they may acquire through the purchase and exercise of subscription rights, on a when-issued basis at prices set from time to time by them. After the expiration date, the standby underwriters may offer the securities, whether acquired under the standby underwriting agreement, on exercise of subscription rights or by purchase in the market, to the public at prices to be determined by them. Thus, standby underwriters may realize profits or losses independent of the underwriting discounts or commissions we may pay them. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any dealer-manager we retain may acquire securities by purchasing and exercising the subscription rights and resell the securities to the public at prices it determines. As a result, a dealer-manager may realize profits or losses independent of any dealer-manager fee paid by us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The third parties with whom we may enter into contracts of this kind may include banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations and will include information about any commissions we may pay for soliciting these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, the Trust and its subsidiaries in the ordinary course of business.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus. It is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby and tax matters will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of the Trust as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

The Declaration of Trust establishing Universal Health Realty Income Trust, dated August 5, 1986, a copy of which, together with all amendments thereto (the “Declaration”), is filed in The Office of The Department of Assessments and Taxation of The State of Maryland, provides that the name “Universal Health Realty Income Trust” refers to the Trustees under the Declaration collectively as Trustees, but not individually or personally, and that no Trustee, Officer, Shareholder, Employee or Agent of the Trust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Trust. All persons dealing with the Trust, in any way, shall look only to the assets of the Trust for the payment of any sum or the performance of any obligation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$2,586.58
Accounting fees and expenses*	10,000
Legal fees and expenses*	75,000
Trustee, transfer agent and listing fees*	10,000
Miscellaneous*	2,413.42
Total	$100,000

*	Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15.	Indemnification of Directors and Officers

Section 4.5 of the Trust’s Declaration of Trust contains provisions for the indemnification of its trustees, officers and employees within the limitations permitted by the Maryland General Corporation Law.

Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the Trust, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the Trust. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or upon an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

In addition, the Trust maintains insurance under which coverage is provided to its trustees and officers against certain losses arising from claims of breach of duty.

Item 16.	Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title

1.1*	Form of Underwriting Agreement by and among the Trust and the underwriters named therein.

3.1	Declaration of Trust, dated as of August 1986, previously filed as Exhibit 4.1 to the Trust’s Registration Statement on Form S-3 (File No. 333-60638) is incorporated herein by reference.

3.2	Amendment to Declaration of Trust, dated as of June 15, 1993, previously filed as Exhibit 4.2 to the Trust’s Registration Statement on Form S-3 (File No. 333-60638) is incorporated herein by reference.

3.3	Amended and restated bylaws previously filed as Exhibit 4.3 to the Trust’s registration statement on Form S-3 (File No. 333-60638) is incorporated herein by reference.

3.4	Form of Certificate for Common Shares of Beneficial Interest, previously filed as Exhibit 7 to the Trust’s Registration Statement on Form 8-A (Registration No. 1-9321) is incorporated by reference.

3.5*	Form of Certificate for Preferred Shares of Beneficial Interest.

3.6*	Form of Articles Supplementary for Preferred Shares of Beneficial Interest.

4.1	Form of Indenture by and between the Trust and The Bank of New York Mellon Trust Company, N.A., as trustee, previously filed as Exhibit 4.1 to the Trust’s Registration Statement on Form S-3 (File No. 333-161330) is incorporated herein by reference.

5.1	Opinion of Fulbright & Jaworski L.L.P.

8.1	Tax Opinion of Fulbright & Jaworski L.L.P.

12.1	Statement regarding computation of ratios of earnings to fixed charges.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney of certain directors and officers of the Registrant (included on the signature page of this Form S-3 and incorporated herein by reference).

25.1*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as trustee, with respect to the Debt Securities.

*	To be incorporated by reference in connection with the offering of securities.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Commonwealth of Pennsylvania, on November 21, 2012.

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Alan B. Miller
Alan B. Miller
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Miller and Charles F. Boyle, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan B. Miller Alan B. Miller	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 21, 2012

/s/ Charles F. Boyle Charles F. Boyle	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 21, 2012

/s/ James E. Dalton, Jr. James E. Dalton, Jr.	Director	November 21, 2012

/s/ Randall C. Stein Randall C. Stein	Director	November 21, 2012

/s/ Miles L. Berger Miles L. Berger	Director	November 21, 2012

Signature	Title	Date

/s/ Elliot J. Sussman Elliot J. Sussman	Director	November 21, 2012

/s/ Marc D. Miller Marc D. Miller	Director	November 21, 2012